                            SHAREHOLDER SERVICE PLAN

     This SHAREHOLDER SERVICE PLAN is adopted this ___ day of __________, 1997 in respect of certain classes of shares of the Funds of the Trust set forth on Schedule A hereto, as supplemented from time to time. In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

     1. This Plan describes the circumstances under which Robertson, Stephens & Company LLC (the "Service Agent"), the distributor of the shares of the Trust, itself, or through other financial institutions or other intermediaries, will provide shareholder support services to the Trust and its shareholders. These administrative services may include, but are not limited to, the following functions: providing office space, equipment, telephone facilities and various personnel, including clerical, supervisory and computer personnel, as necessary or beneficial to establish and maintain shareholder accounts and records; processing purchase and redemption transactions; answering routine shareholder inquiries regarding the Trust; assisting shareholders in changing dividend options, account designations, and addresses; and providing such other shareholder services as the Trust reasonably requests.

     2. To compensate the Service Agent for the services it provides and the expenses it bears hereunder, the Trust will, on behalf of each Fund listed on Schedule A, pay the Service Agent a service fee (the "Service Fee") accrued daily and paid promptly (but in any event within three business days) after the last day of each calendar month at the annual rate of 0.25 of one percent (0.25%) of the average daily net assets of the class or classes of shares of such Fund listed on such Schedule A (determined as provided from time to time in the prospectus of the Trust or as otherwise specified from time to time by the Board of Trustees). The Service Fee paid under this Plan is intended to qualify as a "service fee" as defined in Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (or any successor provision) as in effect from time to time.

     If this Plan is terminated as of any date not the last day of a calendar month, then the fee payable to the Service Agent shall be paid promptly (but in any event within three business days) after such date of termination.

     3. Quarterly in each year that the Plan remains in effect, the Service Agent shall provide the Trust for review by the Trustees, and the Trustees shall review, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

     4. This Plan shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year if this Plan is approved at least annually by the Trustees, including a majority of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of this Plan (the "Disinterested Trustees").
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     5.   Notwithstanding paragraph 4, this Plan may be terminated as follows:

          (a) at any time, without the payment of any penalty, by the Service Agent, on the one hand, or by the vote of a majority of the Disinterested Trustees or by a vote of a majority of the outstanding voting securities of the affected Fund as defined in the Investment Company Act of 1940, as amended, on the other, on not more than sixty (60) days written notice; and

          (b) automatically in the event of the Plan's assignment as defined in the Investment Company Act of 1940.

     6. Any agreement entered into pursuant to this Plan shall be in writing and shall be subject to termination as provided in Section 5.

     7. This Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, this Shareholder Service Plan is hereby adopted as of the date first written above.

                                   ROBERTSON STEPHENS
                                        INVESTMENT TRUST


                                   By:_____________________________
                                   Title:

EXHIBIT A
to the
Shareholder Service Plan

                       ROBERTSON STEPHENS INVESTMENT TRUST

                     Class C Shares of the following Funds:

                                [Names of Funds]


     This Plan is adopted by Robertson Stephens Investment Trust with respect to the Classes of shares of the Funds set forth above.

     Witness the due execution hereof this ____ day of _______, 199_.


                                   ROBERTSON STEPHENS
                                        INVESTMENT TRUST



                                   By:______________________________